Processa Pharmaceuticals

Amendment to the Agreement between PoC Capital and Processa Pharmaceuticals, Inc.

On May 25, 2018, the Company entered into an Agreement with PoC Capital, LLC ("PoC") pursuant to which, among other things, the Company issued to PoC 792,952 shares of its common stock and a warrant for the purchase of 792,952 shares of common stock at an exercise price of $2.72, expiring on July 29, 2021. Under the terms of the Agreement, PoC agreed to fund $1,800,000 in study costs associated with certain clinical studies, including the Phase 2a study to evaluate the safety, tolerability, efficacy and pharmacodynamics of PCS 499 in patients with Necrosis Lipoidica. Any study costs in excess of that amount will be the Company's sole responsibility. PoC will not make payments to us, but directly to the contract research organization based on their invoices.

The Company issued to PoC half of the shares (396,476 shares) and kept the other half pursuant to a Pledge Agreement executed between the Company and PoC, under which PoC pledged these shares as collateral, and the Company received a security interest in the 396,476 shares (the "Pledged Collateral").

Effective 30 September 2019 PoC and Processa have mutually agreed to amend the agreement and will and reduce the $1,800,000 to $900,000 in costs associated with the Phase 2a study. As PoC have already received the shares and has fully met the obligations, we can consider this agreement fully satisfied. PoC will maintain the right to purchase 396,476 shares common stock at an exercise price of $2.72, expiring on July 29, 2021 (the warrant aforementioned above). The collateral shares will become null and void as of the date of this document.

The representations and warranties of the parties contained in the original agreement dated 25 May 2018 or in any other agreements or documents executed in connection herewith shall survive the Closing of this transaction.

Duly agreed and made effective on 30 September 2019.

Wendy J. Guy Digitally signed by Wendy J. Guy
DN: cn=Wendy J. Guy, o=Processa Pharmaceuticals, Inc., ou=Chief Administrative Officer, email=wguy@processapharmaceuticals.com, c=US
Date: 2019.10.01 11:01:04 -04'00'

Wendy Guy
Processa Pharmaceuticals

Daron Evans
PoC Capital, LLC